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                                                                   Exhibit 99(a)


[TRW LOGO]                                              [LUCASVARITY PLC LOGO]


FOR IMMEDIATE RELEASE


                       TRW INC. TO ACQUIRE LUCASVARITY PLC
            CREATING WORLD'S PREMIER INDEPENDENT AUTOMOTIVE SUPPLIER
    -$7.0 billion cash tender offer values LucasVarity plc at 288p per share-

- The combination of TRW and LucasVarity creates a global supplier of high technology and superior quality systems and services with nearly $19 billion in revenue that will deliver immediate returns to shareholders and pave the way for rapid growth in all of its global automotive markets

- In automotive, TRW will be a global leader in integrated vehicle control systems and modules (which include steering, suspension, anti-lock brakes, traction control and active vehicle stability) to pair with its leading positions in occupant restraint safety systems

- The technological capabilities and customer base of TRW's space, defense and information technology businesses will be enhanced with the addition of the LucasVarity aerospace business

- TRW will add considerably to its superior financial, technological and operational scale

- The transaction is expected to be accretive to earnings per share even before the benefits of synergies in 1999 (excluding one time deal costs)

- TRW believes that cost savings opportunities are expected to exceed $200 million annually by the end of 2001

- TRW is committed to strong investment grade debt ratings and to maintaining financial flexibility


CLEVELAND, OHIO, and LONDON, ENGLAND, January 28, 1999 - TRW Inc. (NYSE: TRW,
LSE: TRW) and LucasVarity plc (NYSE: LVA, LSE: LVA) today jointly announced that TRW will launch an all-cash tender offer to acquire all of the outstanding common shares of LucasVarity in a transaction that values LucasVarity at approximately $7.0 billion. This is the


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largest cash acquisition in the history of the automotive supply industry. The offer, at 288p per share (approximately $47.35 per ADR) represents a premium of 41% over the closing share price of LucasVarity on December 31, 1998.TRW has received fully underwritten financing from J.P. Morgan, Bank of America, and Citibank.

The Boards of Directors of both companies have approved the transaction and LucasVarity's Board of Directors has entered into irrevocable undertakings to support it. The transaction, which is subject to normal closing conditions, is expected to close in the second quarter of this year.

The transaction is expected to be immediately accretive (excluding one-time deal costs). Cost saving synergies are expected to exceed $200 million annually by 2001. With total revenues of nearly $19 billion, the combined entity will be an industry leader in integrated vehicle control systems and modules (which include steering, suspension, anti-lock brakes, traction control and active vehicle stability). TRW is already the global leader in most of its automotive products including occupant restraint safety systems (airbags, seat belts, crash sensors, and "smart" systems).

Mr. Joseph T. Gorman, Chairman and CEO of TRW said: "This transaction is a great fit for our automotive business and gives us the scale to be a leader in integrated vehicle control systems and modules. Specifically, it enables the integration of TRW's steering and suspension businesses with LucasVarity's braking business into the next generation of vehicle control systems. In addition, the combination of our electronics businesses provides global scale to accelerate growth. This unique opportunity allows us to take a leadership role responding to

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global outsourcing trends in the industry. LucasVarity's strong aerospace business extends the technological capabilities and customer base of our space, defense and information technology businesses, and adds significantly to our breadth. Finally, we are financing the transaction with cash and are committed to maintaining strong investment grade debt ratings."

Mr. Gorman added, "I'm delighted to welcome Victor Rice and his associates to TRW. Everybody involved in this transaction shares the same strategic vision and commitment to drive this company forward. Together we will make the enlarged group far more than its individual constituent parts."

Mr. Victor Rice, CEO of LucasVarity, will be named Vice Chairman of TRW and head of the combined automotive operations, reporting to Mr. Gorman. He is expected to be elected a director of the company.

"This all-cash offer is an excellent transaction for our shareholders," stated Mr. Edmund Wallis, Chairman of LucasVarity. "The benefits of the two companies' complementary products and services are reflected in the full and fair price we have received for LucasVarity."

Mr. Rice said, "For our employees, this represents a tremendous opportunity to become part of a dynamic global leader in technology, manufacturing and service. My colleagues and I look forward to working closely with Joe and his team to realize the great potential our two companies offer each other and the customers we serve."

J. P. Morgan & Co. Incorporated acted as advisor to TRW while the Lazard Houses and Rosenfeld & Company advised LucasVarity.




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TRW Inc. is headquartered in Cleveland, Ohio, with plants across North America and Europe. The company has $11.9 billion of sales, of which $7.2 billion are derived from the automotive industry with $4.7 billion from space, defense and information systems. Its key products include occupant restraint systems; power rack and pinion steering; electronics, engine valves and fastening systems.

LucasVarity plc is a UK company with shares traded in London and, in the form of ADRs, on the New York Stock Exchange. The company has $6.8 billion of sales, $5.6 billion of which are derived from the automotive industry and $1.2 billion from aerospace.

Certain statements contained in this press release, particularly those regarding synergies, future performance and costs, depend on certain events, risks and uncertainties that may be outside of the companies' control. Additional information concerning factors that could cause actual results to differ materially from the forward looking statements are discussed in the companies' Form 10-K and other reports filed with the Securities and Exchange Commission.

More information on the acquisition and both companies is available on the TRW Inc. web site at www.trw.com and the LucasVarity plc web site at www.lucasvarity.com


Contacts:         TRW Inc.                           LucasVarity plc
                  --------                           ---------------
                  Larry Edelman (Investors)          Joe Cantie (Investors)
                  +1 216 291-7506                    +44 171 647 0520

                  Jay McCaffrey (Media)              Nick Jones (Media)
                  +1 216 291-7179                    +1 212 688-6840

                  Owen Blicksilver (Media)
                  Dewe Rogerson
                  +1 212 419-4283